Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endava Limited:
We consent to the use of our report dated 18 June 2018, with respect to the consolidated balance sheets of Endava Limited as of 30 June 2017 and 2016, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
London, United Kingdom
June 29, 2018